Exhibit (10)(qq)
     Insurance Bonus Agreement (the “Agreement”), dated as of December 29, 2003, among Wachovia Corporation, a North Carolina corporation, its subsidiaries and affiliates (the “Company”), Jean E. Davis (the “Insured”) and The Jean E. Davis Irrevocable Living Trust dated September 20, 2000 (the “Owner”).
W i t n e s s e t h:
     Whereas, the Owner desires to purchase a life insurance policy insuring the life of the Insured;
     Whereas, the Company desires to provide the Insured with a special bonus for work performed for the Company; and
     Whereas, the Company, the Insured and the Owner desire to terminate the Split-Dollar Life Insurance Agreement among them and this Agreement is a condition to the termination;
     Now, therefore, in consideration of the preceding and the mutual promises made herein, the Company and the Insured agree as follows:
     1. Purchase Of Policy. The Owner agrees that it shall apply to The Travelers Insurance Company (together, the “Insurer”) for a policy of insurance having the terms set forth in the attached Schedule (the “Policy”). The Insured agrees to provide any and all information requested by the Insurer in order for the Insurer to underwrite the Policy, including but not limited to a medical examination and completion of forms as requested by the Insurer.
     2. Policy Ownership. The Owner shall be the sole owner of the Policy and shall have all incidents of ownership in and to the Policy.
     3. Insurance Bonus. In addition to any and all compensation paid by the Company to the Insured for the Insured’s services, the Company shall cause an annual insurance bonus to be paid to the Insured (or after the Insured’s death, to his or her surviving spouse) in the amount of Sixty Four Thousand, One Hundred Twenty-Five Dollars ($64,125.00) (the “Insurance Bonus”). While this Agreement is in force, the Insurance Bonus will be paid during December each year, beginning 2003. The parties agree that the Insurance Bonus is compensation for services and that the Company may withhold any taxes that are required to be withheld under any law, rule or regulation.
     4. Premium Payments. The Owner agrees to pay the annual premium on the Policy (the “Annual Premium”) when due. As a convenience to the Insured and the Owner, the Insured directs the Company (a) to pay the Insurance Bonus directly to the Insurer on behalf of the Owner against the Annual Premium and (b) to the extent the Annual Premium exceeds the amount of the Insurance Bonus after all applicable withholding, to pay the excess out of the amount of any other compensation then owed to the Insured. The Company shall notify the Insured of any amounts it has paid under this Section 4, and the Owner shall pay any remainder of the Annual Premium when due. For the avoidance of doubt, this Agreement in no way obligates the Company to extend or maintain credit to or for the Insured or the Owner.
     5. Termination. This Agreement shall terminate upon the earlier of:
     (a) The later of the death of the Insured or the Insured’s spouse;
     (b) Written notice by the Company to the Insured, if the Owner has failed to pay any portion of the Annual Premium when due or either the Owner or the Insured has failed to comply with any other provision of this Agreement (and, in each case, such failure has not been cured within 30-days of the Company’s written notice to the Insured);
     (c) Mutual agreement by the Company and the Insured.
Termination of Insured’s employment with the Company and its subsidiaries shall not affect the party’s obligations under this Agreement.
     6. Certain Forbearances. Notwithstanding Section 2 of this Agreement, the Owner agrees that during the term of this Agreement that the Owner will not (without the prior written consent of the Company): (a) exchange or surrender any part of the Policy (for its cash value or otherwise); (b) obtain a loan against the Policy from the Insurer; (c) assign any part of the Policy as collateral security; (d) change the ownership of any part of the Policy by endorsement or assignment; or (e) request a settlement of the proceeds of the Policy under any method of settlement other than one which is in reference to the life of the Insured. If applicable, the Owner shall enter into an agreement with the Insurer to effect the foregoing.
     7. Amendment Of Agreement. The Agreement shall not be amended, altered or modified, and no term may be waived, without the written agreement of the Insured and the Company. The agreement of the Owner shall not be required unless the amendment, alteration, modification or waiver increases materially the obligations of the Owner under this Agreement. The failure of the Company to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     8. Death Benefits. The Owner shall designate the beneficiary or beneficiaries of the Policy, and the Company shall have no rights or interest in the death proceeds payable under the Policy or in the cash value of the Policy.
     9. Miscellaneous. The Company and the Insured agree that (a) this Agreement is not and shall not be construed as an employee benefit plan subject to the

Employment Retirement Income Security Act of 1974, as amended (“ERISA”) and (b) the value of the Insured’s Insurance Bonus shall not be considered as salary or compensation for purposes of determining the Insured’s benefits under any of the Company’s or its affiliates’ plans, policies or arrangements, including, but not limited to, pension, retirement, profit sharing, bonus or severance plans or under any agreement between the Insured and the Company or one of its affiliates. Before making any claim under this Agreement, the Owner and the Insured will comply with the Company’s claims procedures, which may be obtained from the Company’s Executive Compensation Department. This agreement shall be subject to and construed under the laws of the state of North Carolina.
     10. Use of Certain Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement, dated as of November 1, 2001 (the “Employment Agreement”), by and between the Insured and the Company. This Agreement does not constitute an amendment to the Employment Agreement.
     11. Liability Of Insurer. The Insurer is not a party to this Agreement and shall have no liability except as set forth in the Policy.
     12. Liability Of the Company. The Company makes no representations to the Insured and shall have no responsibility or liability for the tax effects of this Insurance Bonus Agreement or any related payments under the Policy. The Insured is solely responsible for any taxes owed as a result of the Insurance Bonus. The Owner and the Insured represent that they have relied on their own tax and legal advisors with respect to this Agreement, the Insurance Bonus and the Policy.
     13. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any person other than the Company, the Insured or the Owner.

     In witness whereof, the parties hereto have executed this Insurance Bonus Agreement on the date first above written.

WACHOVIA CORPORATION

By:	/s/ CHARLES D. LORING			/s/ JEAN E. DAVIS

Name:	Charles D. Loring			Insured: Jean E. Davis
Title:	Senior Vice President

				Date:	DECEMBER 29	,	2003

Date:	DECEMBER 29	,	2003

				/s/ WACHOVIA BANK, N.A., TRUSTEE

				Trustee: Wachovia Bank, N.A. Owner: The Jean E. Davis Irrevocable Living Trust dated September 20, 2000

				Date:	DECEMBER 29	,	2003

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